EXHIBIT 99.2

CITIBANK OMNI-S MASTER TRUST SERVICER'S CERTIFICATE

Defeasance Trust Agreements Series 2000-4, 2001-1, 2001-3, 2002-2 and 2002-3

relating to

Citibank Omni-S Master Trust Series 2000-4, 2001-1, 2001-3, 2002-2 and 2002-3

The undersigned, a Servicing Officer of Citibank (South Dakota), National Association, a national banking association ("Citibank SD"), as Servicer (the “Servicer”) pursuant to the Defeasance Trust Agreement Series 2000-4 relating to Citibank Omni-S Master Trust Series 2000-4, the Defeasance Trust Agreement Series 2001-1 relating to Citibank Omni-S Master Trust Series 2001-1, the Defeasance Trust Agreement Series 2001-3 relating to Citibank Omni-S Master Trust Series 2001-3, the Defeasance Trust Agreement Series 2002-2 relating to Citibank Omni-S Master Trust Series 2002-2 and the Defeasance Trust Agreement Series 2002-3 relating to Citibank Omni-S Master Trust Series 2002-3, each dated as of December 6, 2005 (each, as amended, a "Trust Agreement" and collectively, as amended, the "Trust Agreements"), by and among Citi Omni-S Finance LLC, a Delaware limited liability company, as Seller (the “Seller”), The Bank of New York, a New York banking corporation, as Trustee (in such capacity, the “Trustee”), as Securities Intermediary (in such capacity, the “Securities Intermediary”) and as Paying Agent (in such capacity, the “Paying Agent”), hereby certifies that:

1.	Citibank SD is the Servicer under the Trust Agreements.

2.	The undersigned is a Servicing Officer, duly authorized to execute and deliver this Certificate to the Trustee.

3.

During the calendar year ended December 31, 2006, in the course of my duties as a Servicing Officer, I would normally obtain knowledge of any breach by the Servicer of any of its duties under any Trust Agreement that is likely to have a material adverse effect on any investor certificateholder.

4.

To the best of my knowledge, no breach by the Servicer of any of its duties under any Trust Agreement has occurred or is continuing that is likely to have a material adverse effect on any investor certificateholder.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 26 day of March, 2007.

By:   /s/ Andrew J. Lubliner

Andrew J. Lubliner

Servicing Officer